EXHIBIT 99.2

FINAL TRANSCRIPT

Conference Call Transcript

HH - Q1 2006 Hooper Holmes Earnings Conference Call

Event Date/Time: Jun. 30. 2006 / 11:00AM ET

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FINAL TRANSCRIPT

Jun. 30. 2006 / 11:00AM ET, HH - Q1 2006 Hooper Holmes Earnings Conference Call

CORPORATE PARTICIPANTS

Theresa Kelleher

Financial Dynamics - IR Contact

James Calver

Hooper Holmes Inc. - President, CEO

Michael Shea

Hooper Holmes Inc. - CFO

CONFERENCE CALL PARTICIPANTS

David Lewis

SunTrust Robinson Humphrey - Analyst

Patrick Flavin

Flavin Blake & Company - Analyst

Jack Salzman

Kings Point Partners - Analyst

Mitra Ramgopal

Sidoti & Co. - Analyst

Brad Evans

Heartland Advisors - Analyst

PRESENTATION

Operator

Welcome to the Hooper Holmes first-quarter 2006 earnings conference call.

At this time, all participants are in a listen-only mode. (OPERATOR INSTRUCTIONS). Today’s conference is been recorded. If you have any objections, you may disconnect at this time.

Now, I will turn the meeting over to Ms. Teresa Kelleher. You may begin.

Theresa Kelleher - Financial Dynamics - IR Contact

Good morning, everyone, and welcome to the Hooper Holmes first-quarter 2006 conference call.

If anyone has not received a copy of the release issued this morning, please call Financial Dynamics at 212-850-5600 and a copy will be sent to you immediately.

Before management begins their formal remarks, I would like to remind you that to the extent that the Company’s statements or comments represent forward-looking statements, I refer you to the risk factors and other cautionary factors in this morning’s press release, as well as the Company’s most recent SEC filings. In addition, this call is being recorded on behalf of Hooper Holmes and is copyrighted material. It cannot be rerecorded or rebroadcast without the Company’s expressed permission. As you know, participation implies consent to our taping. Once management has concluded their formal remarks, we will open the call for questions.

With us today from management are James Calver, President and Chief Executive Officer, and Michael Shea, Chief Financial Officer.

With that, I’d know like to turn the call over to James. James, please go ahead.

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FINAL TRANSCRIPT

Jun. 30. 2006 / 11:00AM ET, HH - Q1 2006 Hooper Holmes Earnings Conference Call

James Calver - Hooper Holmes Inc. - President, CEO

Well, thank you, Theresa, and thanks to all of you for joining our first-quarter conference call today.

I’m going to provide an update on the strategic review and outline that I laid out on our last call on May 3 and also discuss the strategic imperative that will help us achieve our goal. To reiterate, the goals of the first phase of the review are to improve efficiencies and margin through expense management while setting the stage for the next two phases of my plan. Phase II includes innovating for critical customer needs through revenue enhancement and investing in growth opportunities. In executing this, we will measure our success by return on equity and the generation of free cash flow.

This review includes every function, geography, and line of business. No stone will be left unturned. The outcome will be a set of quantified dollars and cents, implementation plan focused on expense management, and margin improvement.

We’ve divided the Company into 21 teams, each working on their own area of accountability and responsibility. To maximize expense management and reduction of inefficiencies, an independent challenge team of senior managers works with the 21 teams. We’re using a customer-focused approach that requires us to look at every area of our business through the lens of the customer. To that end, we are examining each function within each division and looking at process improvement, service enhancement, staffing levels, and reinvestment criteria. The process is led by an executive team, chaired by me with external support from a company called EHS Partners. EHS is a management consulting firm with excellent track record in helping companies to implement balanced revenue growth and cost-reduction initiatives. EHS’ interests for success are aligned to your interest as shareholders.

Let me be very specific on this point. EHS are paid on a success-fee basis, contingent on the financial results of the review.

In summary, the end of the review will yield quantified implementation plans that, once executed, will provide margin improvement and a firm base from which to grow.

The strategic review, which began in May, is progressing according to plan. I would like to update you on some of the emerging themes. As I went into some detail the last call, I will briefly mention the core elements here, but obviously would be happy to answer any questions afterwards about them. So specifically, we will be looking to delayer levels of management where appropriate. We’ve already made some progress on that by way of the net reduction of people that I mentioned on the last call, removing two layers of management. We expect to streamline the branch network and streamline the branch networking structure to implement the most effective, best-of-breed technologies.

To optimize our brand strategy, let me be specific. We currently have more than 12 separate brands, which causes unnecessary market confusion and additional expense to support those brands. It’s a focus on improving customer service to ensure we are delivering the right value-added product and services that enable our clients to improve their speed and their efficiency, to create proper incentives for our employees by instituting a system of pay-for-performance. A sales commission plan is now in place. When I arrived, there was no sales commission plan. Also, a companywide pay-for-performance plan will be rolled out shortly.

We expect to invest in those businesses with the greatest potential. We will be looking very diligently at our return on equity to ensure we invest in those businesses that offer the greatest potential for return for our shareholders and those that strengthen our market position. In (indiscernible) we periodically review all of our businesses for strategic fit.

The last couple of points — to find new opportunities in untapped market areas for products and services which use our core capabilities, we are examining ways of broadening the target base for our product and service offerings. Finally and as I’ve mentioned before, perhaps most importantly, we are keen to keep you, our shareholders, updated on our plans and progress in a timely and a transparent manner. I will go into more detail on the opportunities we see and progress we are making in the strategic review after Mike provides an update on the financials.

As you know from the last call, one of my overarching principles is to broaden Hooper Holmes’ base of employee talent and skills. So before Mike gives his update, I would like to welcome Burt Wolder. Burt will be our new Chief Marketing Officer. We announced his appointment just a couple of days ago on June 28. Burt has extensive experience in communications, marketing and brand development at institutions such as AT&T, Mellon Financial Services, and Affiliated Computer Services, or ACS. He has proven to be a strong executive counselor supporting the development and implementation of strategic business development initiatives. Burt is going to lead the Company’s marketing efforts to further elevate the positioning of Hooper Holmes and will be an integral part of our revenue development and enhancement programs. Burt brings to Hooper Holmes a wealth of experience garnered from a successful corporate marketing and communication career that spans nearly three decades. We’re very pleased that Burt is joining Hooper as our CMO. He has a proven track record in building brand, entering new markets, and leading successful teams. We believe he will be a terrific asset to our company as we strengthen the Hooper Holmes brand and work to increase our market share.

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FINAL TRANSCRIPT

Jun. 30. 2006 / 11:00AM ET, HH - Q1 2006 Hooper Holmes Earnings Conference Call

With that, I will provide some more details for you after Mike finishes his comments regarding the financials, but at this point, I’d like to introduce all of you to Mike Shea and hand over to Mike.

Michael Shea - Hooper Holmes Inc. - CFO

Thank you, James, and good morning, everyone.

Before jumping into the financials, I’d like to introduce myself. I joined Hooper Holmes on May 8 and am proud to be part of a company that is a market leader in its core business, a company with an impressive client base, strong business fundamentals, and a very talented management team. I have a 24-year career as a corporate financial executive in some key positions. Prior to joining Hooper Holmes, I served for three years as CFO of Computer Horizons Corp., a publicly traded IT services company. I began at Computer Horizons in 1995 as their Corporate Controller. Prior to that, I served as Director of Internal Audit for Booz-Allen & Hamilton, an international consulting firm. I began my career with Ernst & Young as a member of their audit staff in their New York City office. Throughout my career, I’ve successfully dealt with a number of financial challenges similar to those currently facing Hooper Holmes, and I have a great deal of experience in addressing cost management and stabilization issues.

Now, to the numbers — for the three months ended March 31, 2006, revenues decreased 6.4% to $76.8 million, compared to $82 million in 2005. We had a net loss of $1.4 million or $0.02 per diluted share, compared to net income of $2 million or $0.03 per diluted share in 2005. Our first-quarter net loss includes a pretax charge of $1.3 million for restructuring and other charges, primarily relating to employee severance, office closure costs, and other professional fees associated with our 2005 financial restatement.

As for revenues in the first quarter, our Health Information Division reported a decline to $68.6 million compared to $71.4 million in 2005, due to continued weakness in the Company’s core paramedical exam business.

Our Portamedic revenues decreased 5.4% to $42.7 million compared to $45 million in the first quarter of 2005. This reduction is primarily attributable to fewer paramedical exams completed during the quarter.

Infolink reported revenues of $8 million, an increase of 15% compared to $7 million in the first quarter of 2005.

Medicals Direct Group, our UK subsidiary, experienced a revenue decline of 9.2% to $9.5 million, compared to $10.5 million in the same period of 2005. The reduction results from a decline in our underwriting business and an unfavorable exchange rate movement from the prior year.

Heritage Labs reported revenues of $4.8 million, essentially flat compared to the same period of 2005.

Mid-America Agency Services, or MAAS, revenues decreased 12% to $3.6 million as a result of a reduction in life insurance applications.

Our Claims Evaluation Division reported revenues of $8.2 million, a decline of 22% compared to the $10.6 million reported in the first quarter of 2005. The decrease was primarily the result of continued declines in independent medical exams and peer review activity within our current customer base.

Now, I’d like to provide some commentary on cost of sales. As a percentage of consolidated revenues, total cost of sales increased to 75.9% of revenue for the first quarter of ‘06, compared to 71.8% in the prior-year quarter. Within the Health Information Division, there was an increase to 76.2%, resulting from a decline in revenues without a corresponding adjustment to the applicable cost structure. Cost of sales in the Claims Evaluation Division increased to 73.2% of revenues, up from 69.8% in the prior year, primarily due to higher costs associated with administering claims outside of our core geographic area.

Regarding Selling, General and Administration expenses, SG&A, on a consolidated basis, it was up $1.1 million from the first quarter of 2005. The increase is primarily attributable to increased outside, legal and audit fees related to the Company’s restatement of its prior-period financial statements and additional IT costs.

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FINAL TRANSCRIPT

Jun. 30. 2006 / 11:00AM ET, HH - Q1 2006 Hooper Holmes Earnings Conference Call

Regarding our balance sheet, current assets at March 31, 2006 were $68 million, including cash of $5.4 million and no debt outstanding. Accounts receivable totaled $47.9 million with days sales outstanding at March 31 of 57 days. Working capital was approximately $32 million at March 31.

Regarding cash flows, cash from operations was -$2.4 million, primarily due to our operating loss of $1.4 million for the quarter. Capital expenditures for the quarter totaled $1.6 million.

Some other statistical information that we typically provide includes total Portamedic units for the quarter were 607,000 versus 640,000 in the same period of 2005, a decrease of approximately 5.2%. Our average pricing per paramedic exam decreased for the quarter to $72.70 compared to $73.67 for the same period of ‘05. Heritage Labs for the quarter tested 225,000 units versus 221,000 units in the same 2005 quarter, an increase of 1.8%.

In summary, the first-quarter results were well below those of the first quarter of 2005. However, there were some positive trends, which indicate we’re moving in the right direction. For example, although down from last year’s first quarter, gross margin improved sequentially to 24% in the first quarter of 2006, compared to 21% in the fourth quarter of 2005. In addition, SG&A expense was down over 6% sequentially from the fourth quarter of 2005, two positive movements, and we believe there are additional opportunities to improve on this trend.

With that, I will turn the call back to James.

James Calver - Hooper Holmes Inc. - President, CEO

Thank you, Mike.

Earlier today and on the last call, I highlighted the strengths and the challenges facing the business and provided detailed around the strategic review. I’d like to briefly review some of our findings and successes to date. As you know, the insurance industry remains in transition with a confluence of factors putting our underwriter customers under extreme pressure. These underwriters must now focus on tests that are effective both from a cost and from a medical standpoint. This challenging environment offers many opportunities for Hooper Holmes. In order to take advantage of these opportunities, we need to improve the quality and consistency of our operational performance and as I also mentioned on the last call, focusing on strengthening our leadership team, improving key systems for efficiency, and prudently expanding our service offerings.

As we’ve previously discussed, the management team has revitalized as part of our aim to attract leading talent to the Company. The addition of fresh perspectives from people like Mike and Burt, in combination with the depth of expertise already in the Company, will give us a firm basis for turning the business around.

So, in the last seven weeks since we last spoke with you, we have made excellent progress and have identified several areas in which to manage expenses. As we’ve previously indicated, we’ve already reduced our staff by 100, closed and consolidated 7 branch locations, and implemented several new processes and procedures which we believe will result in an annualized cost saving of $4.7 million. We will share with you the highlights of the strategic review in our Q3 call.

So, looking outside of Hooper Holmes, beyond improving efficiencies, innovating to address customer needs will be critical to our success as we seek to enhance revenue and grow the Company long-term. In a systematic way, we are actively speaking with our clients to determine how we can best assist them in achieving their goals, and by doing, so we believe we can develop and introduce new or enhanced products and services that allow us to get closer to our customers. In turn, we believe this will give us increased operating flexibility and improved pricing, as well as providing us with greater insight to augment sales and allocate resources to higher growth and more profitable business.

In order to achieve all of this, we will leverage our core assets and strengths such as our leading market position, high-quality blue-chip client base, and our portfolio of high-potential businesses, such as Infolink, MAAS, and Heritage. We will also tap into our unparalleled branch network, which keeps us close to our customers and provides us a basis for offering new and complementary products and services. Our goal is to take our core competencies and do more with them, to offer services to clients more efficiently, to expand the range of our services, and identify new market segments. We will share more specific information with you later on this year.

As I mentioned earlier, the strategic review is well underway and is on target. We believe results from its implementation will follow very quickly. The entire management team of Hooper Holmes is tuned into this process. We are greatly encouraged by the progress already made, and we are optimistic about the future. The formal review process is expected to be completed in September, and we intend to update the market on the conclusions of our review with our third-quarter financial results.

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FINAL TRANSCRIPT

Jun. 30. 2006 / 11:00AM ET, HH - Q1 2006 Hooper Holmes Earnings Conference Call

As we enter the implementation phase of the recovery, we will look to improve margin through cost reduction initiatives, like the ones I have mentioned earlier, to improve operational procedures and controls, and to actively pursue opportunities to restore Hooper Holmes’ revenue growth. As I said on the last call, the remainder of this process will take approximately 18 months, and we look forward to providing you with regular updates on our progress.

We will also start to review all aspects of the business every six months, using return on equity as a key metric, and take rapid action to improve those areas which are not meeting the established criteria. So while Hooper Holmes has strong opportunities in the marketplace, I would like to reiterate that 2006 is the year for correcting past imbalances in the business in preparation for a recovery in 2007. I believe we have excellent opportunities for growth by maximizing our core expertise of providing outsourced medical services in new markets and growing our existing businesses.

With that, I would like to open the call up for questions.

QUESTION AND ANSWER

Operator

Thank you. At this time, we are ready to begin the question-and-answer session. (OPERATOR INSTRUCTIONS). David Lewis.

David Lewis - SunTrust Robinson Humphrey - Analyst

Thank you and good morning. Mike and James, can you first talk about how far through the branch consolidation we are and what the future kind of unusual expenses might be as we come into the second quarter and second half of the year?

James Calver - Hooper Holmes Inc. - President, CEO

David, I will start by answering that question. So very clearly, as part of the strategic review, which is not just the branch network but really across the entire Company — every geography, every function and of course the branch network within Portamedic — you know, the current focus of the review is expense management for margin improvement. That’s really focused on eliminating pervasive inefficiencies. So we’ve closed seven branches down. We took the decision to do that in geographies where we had duplicate resources, for example where branches for legacy historic reasons, had been just a few miles geographically apart and it did not make any sense to support both branches in a specific geographic area.

As a result of the strategic review that as we said we will finish up in September, we are looking right across the branch network as well as the entire business. As I said, certainly one of the goals is to determine ways to streamline the branch network and structure, really to be optimal for the market. So we have taken some action already as a part of the strategic review. We will have update for you at the end of the strategic review.

David Lewis - SunTrust Robinson Humphrey - Analyst

Can you give us any indication of, you know, how the unusual restructuring charges might evolve? Are we going to look at something similar in the second quarter as we did the first quarter? Because obviously that’s got to be expensed as those processes continue.

Michael Shea - Hooper Holmes Inc. - CFO

David, you’re right. We will have these special charges in the second quarter, more predominantly probably in the third quarter as the strategic review as far as Phase I comes to a close. That is exactly why we’re showing that now as a separate line on the P&L, so you can see that cost but also see the progress we’re making on the SG&A line above that. But those will continue, most predominantly probably in the third quarter.

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Jun. 30. 2006 / 11:00AM ET, HH - Q1 2006 Hooper Holmes Earnings Conference Call

James Calver - Hooper Holmes Inc. - President, CEO

I think there’s, David, also a number of themes we’re focused on which have to do eliminating inefficiency. I think, primarily, they fall into three categories, and I think I would sort of peel the onion that one layer from where we are specifically with the branch network. There are three areas. One is to reduce rework and speed up processes; two is to really utilize the Web and technology versus paper, airplanes and the telephone; and then thirdly could be to better leverage resources across different geographies and really to optimize that. So those are some of the operational things that we are doing underlying your question.

David Lewis - SunTrust Robinson Humphrey - Analyst

That’s helpful. Can you give us a little more detail on EHS’ compensation agreement and how that will be paid? Are there upfront fees that will come in, in the second quarter, third quarter and then they get a kicker on some kind of margin improvement, or how does that work?

Michael Shea - Hooper Holmes Inc. - CFO

I can’t really get into the details of the contract, David, but most of those charges should be — will be coming through in the third quarter, as I said, as this Phase I wraps up. That will be showing — we will be putting that in the restructure and other special charges, but I can’t really get into the details. I will reiterate it is success-based, so this is not just a straight-up fee; it is contingency fee based on the positive results that we see from the strategic review.

David Lewis - SunTrust Robinson Humphrey - Analyst

So we’ve not seen any expense expenses yet from EHS and the bulk of those would be pretty much in the third quarter and conclude at that point?

Michael Shea - Hooper Holmes Inc. - CFO

The bulk would be the third quarter. We do pass through their travel expenses, which has been minor, but those are currently in the SG&A line. The actual fee for their services will be reported in the third quarter.

David Lewis - SunTrust Robinson Humphrey - Analyst

Okay. Just a final question — I’ve got others if they’re not asked, but what level of ROE do you ultimately believe that HH can get if you can implement your strategies?

Michael Shea - Hooper Holmes Inc. - CFO

Well, we certainly — we are not talking about projections or forecasts here or anything of that nature, David. I mean, James and I have this conversation every day, and where do we want to be long-term with this company. Certainly EHS and the strategic review are a very important part of getting to that end zone. Targets in our mind are probably long-term in that 10 to 15% ROE and that’s not next month, that’s not in the next six months but certainly we feel that could be achievable long-term.

David Lewis - SunTrust Robinson Humphrey - Analyst

Thank you very much.

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FINAL TRANSCRIPT

Jun. 30. 2006 / 11:00AM ET, HH - Q1 2006 Hooper Holmes Earnings Conference Call

Operator

Patrick Flavin, Flavin Blake & Company.

Patrick Flavin - Flavin Blake & Company - Analyst

James, could you give us a roadmap for having now released the first quarter? With much to come at the announcement of the third quarter, can you give us a roadmap as to when you will be releasing second-quarter results and when you would expect to be releasing third quarter?

Michael Shea - Hooper Holmes Inc. - CFO

Second quarter will be in the August 10 time frame. We are back on track now for having all of our filings done in a timely manner. As you know, we were on extension through today with AMEX, and we will be filing our Q if not already done, within the hour. So to answer your question, we will be back on track and that August 10 time frame is — somewhere around that area is tentatively scheduled our next earnings call.

Patrick Flavin - Flavin Blake & Company - Analyst

Then the third quarter, when would you be expecting to have that released?

Michael Shea - Hooper Holmes Inc. - CFO

That would probably be sometime around the second week of November.

Patrick Flavin - Flavin Blake & Company - Analyst

Okay, thank you.

Operator

Jack Salzman, Kings Point.

Jack Salzman - Kings Point Partners - Analyst

Yes, I wonder if you can give us a little bit of a further insight into cash flow, if you expect to be positive cash flow this year, or I see that you’ve been burning cash last quarter. Is there going to be a need to either touch the equity markets or do you have any plans to issue or raise debt to finance this turnaround? Or do you think you will be able to do it with the existing cash flow?

Michael Shea - Hooper Holmes Inc. - CFO

Jack, we are hopeful that we will be able to do it with the existing cash flow, but let me address your first point on the cash decrease in this first quarter. A lot of that was in special, some special payments and let me just go through those. The restructuring payments, as you’ll see in the Q, totaled about $1.4 million payments, that is, in the first quarter. CapEx was $1.6 million. We did have some earnouts from payments related to prior acquisitions. They were shown in our commitments note at year-end. Those came due in the first quarter. That totaled approximately $1.4 million of that cash drain in the first quarter. I don’t want to forget that, in very early parts of January, we paid down our debt to zero and that also used another $1 million. So of that cash decrease of about $6 million, $5 million of it was for these special payments, which at least when it comes to the earnouts and long-term debt, will not repeat with the balance coming out of operations. So —

Jack Salzman - Kings Point Partners - Analyst

So are you folks are running essentially cash flow breakeven, or are you optimistic that you will be able to generate a little bit of cash before the end of the year?

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FINAL TRANSCRIPT

Jun. 30. 2006 / 11:00AM ET, HH - Q1 2006 Hooper Holmes Earnings Conference Call

Michael Shea - Hooper Holmes Inc. - CFO

We are running cash flow basically breakeven at the current point, and I’m going to hold off. I would certainly be hopeful to be cash flow positive in that fourth quarter, again contingent on the final results of the strategic review, but that is certainly a goal of ours.

Jack Salzman - Kings Point Partners - Analyst

Great, thanks.

Operator

Mitra Ramgopal, Sidoti.

Mitra Ramgopal - Sidoti & Co. - Analyst

Good morning, guys, just a couple of questions. I believe, on the last call, you had mentioned, in terms of instituting some changes relating to sales force in terms of how they’re being paid, if you can just give us an update of how the incentive program that you rolled out is progressing.

James Calver - Hooper Holmes Inc. - President, CEO

Good morning. It’s James. When I arrived, there was no sales commission nor sales incentive program, and we have since addressed that. In May, we rolled out a sales commission program based on new business sold.

The second component to your question is regarding a pay-for-performance program across a much broader level of employees, where we are able to define either specific financial or operating metrics. We will be very shortly rolling out a pay-for-performance program tied to performance. This will be the first year that we will do it; we’re doing this. It will run through the six months of this year. As we refine the program over the course of this year, pay-for-performance for our employees and obviously for senior managers as well, we will be rolling out a 12-month program for next year.

Mitra Ramgopal - Sidoti & Co. - Analyst

Okay. Could you also give us an update in terms of the new branch operating system that you are starting to roll out?

James Calver - Hooper Holmes Inc. - President, CEO

Certainly. The branch operating system, just as a reminder for other shareholders, we were operating with a 16-year-old DOS-based operating system that was becoming increasingly expensive to support, and we plan to be finished with that roll-out in Q3 of this year, which is on target and on plan. There are currently somewhere a little north of 50 branches that are currently on the new operating system. We took a phased approach to the roll-out, initially a few branches, to work out any issues that we may have had with the new software, and then a sequential roll-out through all of the offices, which is currently underway and is on-plan.

Mitra Ramgopal - Sidoti & Co. - Analyst

Okay. Finally, if you could just comment a little with regards to bringing Burt onboard and sort of what the marketing strategy at the initial outset looks to be.

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FINAL TRANSCRIPT

Jun. 30. 2006 / 11:00AM ET, HH - Q1 2006 Hooper Holmes Earnings Conference Call

James Calver - Hooper Holmes Inc. - President, CEO

Well, I think it’s premature to really sort of talk about the marketing strategy. I think once Burt has had a chance to do his review, we will certainly be very happy to comment on that and I think we should be able to do that on the next call. But I think, clearly, the need to raise our profile, to raise our profile as a business, in order to build our brand, simplify our brand — because as I said, we have 12 brands. That causes confusion in the marketplace and also incorporates some unnecessary expenses to support all of those brands. That’s something that Burt will clearly be taking a look at. But also as we move into the later phases of the program by way of revenue enhancement, the launch of new products and services, Burt will obviously play a very key role in terms of leading some of those activities. But I think, without going into any more detail, as I said earlier, Burt has a terrific background by way of nearly three decades of experience in some leading global companies. I would hold off on specifically making comments regarding the marketing strategy until our next call when Burt has had some time to make an assessment.

Mitra Ramgopal - Sidoti & Co. - Analyst

Okay, thanks.

Operator

(OPERATOR INSTRUCTIONS). Patrick Flavin, Flavin Blake & Company.

Patrick Flavin - Flavin Blake & Company - Analyst

James, giving your program, which you have well laid out and therefore I think we can all understand pretty straightforwardly of going through this strategic review with a plan being forthcoming after the third quarter, are you planning on being in a quiet period until then?

James Calver - Hooper Holmes Inc. - President, CEO

Patrick, I don’t think so. I mean, we will certainly keep you updated on progress as we go through this, but I think, as our comments were very specific to margin improvement and eliminating inefficiencies, then certainly we will hold off any specific comment around that. I think, as we stated earlier this year, we will obviously keep you updated in a transparent manner. You know, we will be able to give you a brief update in August, as Mike had indicated earlier, in the time table. I think, just in terms of specifics, we will be in a position to do that third-quarter call.

Patrick Flavin - Flavin Blake & Company - Analyst

Excellent. As part of that process, are you planning sort of an unveiling, a dog and pony show, that you take around the country or —?

James Calver - Hooper Holmes Inc. - President, CEO

Well, I think our style, certainly for Mike and I, is to continue to keep all of the — to keep all of our shareholders updated, so yes, we will continue to do the rounds. I think I would include it in sort of an ongoing communications as opposed to very specifically, you know, we will be doing a roadshow. I think there are some ongoing communications as we visit different geographies around U.S. and the UK.

Patrick Flavin - Flavin Blake & Company - Analyst

Very good, thank you.

Operator

Brad Evans, Heartland.

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FINAL TRANSCRIPT

Jun. 30. 2006 / 11:00AM ET, HH - Q1 2006 Hooper Holmes Earnings Conference Call

Brad Evans - Heartland Advisors - Analyst

James, good morning. When is the window open for insiders, in terms of when can insiders buy stock? (multiple speakers).

James Calver - Hooper Holmes Inc. - President, CEO

Two days from today, so I don’t think any — most of — the senior management team has been unable to make any purchases, certainly since I arrived, but I believe the window opens two days after today, two business days, effectively.

Brad Evans - Heartland Advisors - Analyst

I know we addressed this with you personally and I guess I’m hoping the Board will listen to this conference call either live or on replay, and I just would — Heartland believes that direct pecuniary interest in Hooper Holmes stock — you know, there’s a strong correlation with having a direct financial interest in the Company and executing a strategy that will I think create value for all shareholders. When you look at the relatively pathetic level of direct stock ownership amongst the majority of Board members, we would urge that all members of executive management and the Board show commitment to the Company and buy some stock so that you have direct financial skin in the game.

James Calver - Hooper Holmes Inc. - President, CEO

Brad, we certainly appreciate and understand that, and note the Board and the management of the Company are taking your points into consideration.

Brad Evans - Heartland Advisors - Analyst

Thank you.

Operator

Thank you. This concludes the question-and-answer session. I’d like to turn it back to management.

James Calver - Hooper Holmes Inc. - President, CEO

Okay, thank you, [Laurie]. If there are no further questions at this time, I’d like to thank you for joining us today, for your continued support during this period of transition. I think the first quarter of 2006 demonstrated the challenges that we’re facing in turning the business around. The entire company, with the help of our new management, and some special external advisors, are now focused on initiatives to return Hooper Holmes to sustainable growth in revenue and in profit. I certainly look forward to speaking to many more of you over the coming weeks and months, and to keep you updated on the progress of our strategic review and the actions and results that will flow from it. So, thanks again for your attention. We wish you all good holiday weekend as well.

Operator

Thank you for participating on today’s conference. The conference has concluded. Please disconnect at this time.

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FINAL TRANSCRIPT

Jun. 30. 2006 / 11:00AM ET, HH - Q1 2006 Hooper Holmes Earnings Conference Call

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